UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2020

PotlatchDeltic Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W. First Avenue, Suite 1600, Spokane, Washington		99201
(Address of Principal Executive Offices)		(Zip Code)

(509) 835-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PCH	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 9, 2020, the Company announced a succession plan by which Michael J. Covey will resign from the position of Chief Executive Officer, effective December 31, 2020. Thereafter he will continue his service on the Company’s Board as Executive Chair.

(c) On November 6, 2020, the Board appointed Mr. Eric J. Cremers, the Company’s current President and Chief Operating Officer, to the role of President and Chief Executive Officer, effective January 1, 2021. Mr. Cremers will report to the Board and will continue serving as a director.

Mr. Cremers, age 57, has served as President and Chief Operating Officer and as a director since March 2013. Mr. Cremers also served as Chief Financial Officer from March 2013 through August 2013, and Executive Vice President and Chief Financial Officer from February 2012 to March 2013. Mr. Cremers joined the Company in 2007 as Vice President and Chief Financial Officer. There was no arrangement or understanding between Mr. Cremers and any other person pursuant to which he was selected as Chief Executive Officer. There are no family relationships between Mr. Cremers and any director or executive officer of the Company, and there are no transactions to report under Item 404(a) of Regulation S-K.

In connection with the succession outlined above, effective January 1, 2021, Mr. Cremers’ annual base salary will increase to $875,000. In addition, his target award for 2021 under the Company’s Annual Incentive Plan will be increased to one times his annual base salary, and the aggregate value of his 2021 long-term incentive grants will be increased to $2 million, comprised of 75% in performance shares and 25% in restricted stock units to be granted on February 11, 2021.  The number of shares covered by these equity grants will be determined by dividing the grant value by the closing price of the Company’s stock on February 11, 2021.

In connection with Mr. Covey’s resignation as Chief Executive Officer effective December 31, 2020, the Company entered into a letter agreement (the “Agreement”) with Mr. Covey. Pursuant to the Agreement, Mr. Covey will remain an employee of the Company and will continue his service on the Company’s Board as Executive Chair from January 1, 2021 until November 30, 2022.  Effective January 1, 2021, Mr. Covey will be eligible to receive the following payments and benefits: (i) his annual base salary will decrease to $400,000 per year; (ii) he will be eligible to participate in and accrue benefits under the Company’s retirement and 401(k) plans and the Salaried Supplemental Benefit Plan II; (iii) he will not be eligible to participate in or receive any new awards with respect to any annual and long-term incentive plans; (iv) he will remain eligible for payment related to the bonus for 2020 pursuant to the terms and conditions of the Company’s annual incentive plan and for continued vesting and settlement of outstanding equity awards pursuant to their terms and conditions; and (v) he and his eligible dependents will receive benefits under the welfare benefit plans, practices, policies and programs provided by the Company to salaried employees generally. Mr. Covey will also remain subject to the Company’s officer stock ownership guidelines at the level currently applicable to him.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On November 9, 2020, the Company issued a press release announcing the Chief Executive Officer succession changes described above. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Exhibit 99.1 is “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01.  Financial Statements and Exhibits.

(d)Exhibits.

10.1	Letter Agreement, dated November 6, 2020, between Michael J. Covey and PotlatchDeltic Corporation
99.1	Press release issued by PotlatchDeltic Corporation, dated November 9, 2020
104	Cover Page interactive data file (Embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PotlatchDeltic Corporation

Date: November 9, 2020	By:	/s/ Michele Tyler
Michele Tyler
Vice President, General Counsel and Corporate Secretary

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